Investor Contact: Steve Belgrad, 303-394-7706	March 9, 2004

Media Contact:
Jane Ingalls, 303-394-7311 Shelley Peterson, 303-316-5625

JANUS CAPITAL GROUP ELECTS TWO NEW BOARD MEMBERS

Seventy Percent of Board’s Directors Are Now Independent

DENVER — Janus Capital Group (NYSE: JNS) announced the appointments of Michael D. Bills and Deborah R. Gatzek to its board of directors. The company also announced that Helen Young Hayes, whose board term expires in May, will be stepping off the board. As a result of these changes, all of which are effective today, seven of the 10 directors of Janus’ board are independent, including the board’s chairman, Steve Scheid.

Michael Bills is founder of Bluestem Asset Management LLC and a visiting scholar at McIntire School of Commerce at the University of Virginia. He has more than 20 years of money management experience, including serving as the chief investment officer for the University of Virginia’s $2 billion endowment. Prior to joining the University of Virginia, Bills was a senior managing director and chief operating officer of Tiger Management. He began his investment career at Goldman Sachs in 1981.

Bills earned a bachelor’s degree in economics with distinction from the University of Virginia and a master’s of business administration degree with a concentration in finance from Columbia University’s Graduate School of Business.

Deborah Gatzek has served as a corporate and investment advisory legal counselor for more than 20 years. From 1983 until 2000, she was senior vice president and a member of the Executive Committee of Franklin Resources, Inc. and its subsidiaries and the Franklin, Templeton and Mutual Series Funds. Gatzek was most recently Chief Counsel of ING Americas mutual fund practice. She also served as

Special Counsel in the Division of Enforcement at the Securities and Exchange Commission and regional counsel with the National Association of Securities Dealers, Inc. (NASD).

Gatzek received a bachelor’s degree in economics from the University of California at Los Angeles (UCLA), where she graduated summa cum laude and was elected to Phi Beta Kappa. She also received her law degree from UCLA.

About Janus Capital Group Inc.

Based in Denver, Colorado, Janus Capital Group Inc. is a leading asset manager offering individual investors and institutional clients complementary asset management disciplines through the firm’s global distribution network. Outside the U.S. it has offices in London, Hong Kong, Tokyo, and Milan.

Janus Capital Group consists of Janus Capital Management LLC, Enhanced Investment Technologies, LLC (INTECH), Bay Isle Financial LLC and Capital Group Partners, Inc. Janus Capital Group owns 30% of Perkins, Wolf, McDonnell and Company, LLC and approximately 9% of DST Systems, Inc.

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This press release includes statements concerning potential future events involving Janus Capital Group Inc. that could differ materially from the events that actually occur. The differences could be caused by a number of factors including those factors identified in Janus’ Annual Report on Form 10-K for the year ended December 31, 2002 on file with the Securities and Exchange Commission (Commission file no. 001-15253). Janus will not update any forward-looking statement made in this press release to reflect future events or developments.

Janus Distributors LLC 151 Detroit Street, Denver, CO 80206

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